Exhibit 99.2

Antero Resources Announces $150 Million Additional Offering of Senior Notes

DENVER, CO, January 30, 2013 — Antero Resources announced today that, subject to market conditions, it intends to offer $150 million in aggregate principal amount of additional 6% senior unsecured notes due 2020 in a private placement to eligible purchasers. The senior unsecured notes are being offered as additional senior unsecured notes under an indenture pursuant to which Antero issued $300 million in aggregate principal amount of its 6% senior unsecured notes due 2020 sold in a private placement on November 19, 2012.  The additional senior unsecured notes and the notes issued on November 19, 2012 will have identical terms, other than the issue date, and will constitute part of the same series of securities.

Antero intends to use the net proceeds of this offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.